Exhibit 99.1

FOR IMMEDIATE RELEASE:

Reis, Inc. Announces Fourth Quarter and Annual Results for 2008 Fourth Quarter 2008 EBITDA of the Reis Services Business Segment Grows 17.5% Over 2007; Year-Over-Year EBITDA Growth Was 35.6%

NEW YORK, March 13, 2009: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, announced its financial results and operational achievements for the fourth quarter and year ended December 31, 2008.

Results and Performance

Reis presents financial information for its two operating segments: the Reis Services segment, which is our primary business of real estate information services; and the Residential Development Activities segment, which business we are in the process of exiting. For comparison purposes, the Company has included pro forma financial information for the year ended December 31, 2007, which is presented as if the May 30, 2007 merger (the “Merger”) had been consummated between Reis, Inc., then a privately held real estate information company (“Private Reis”), and a wholly owned subsidiary of Wellsford Real Properties, Inc. (“Wellsford”) as of the beginning of the year.

Financial Results Summary

For the fourth quarter of 2008, the Company’s Reis Services segment reported record pre-tax income and EBITDA of $1,593,000 and $3,026,000, respectively; however, the Company reported a consolidated net loss of $(8,744,000). For the fourth quarter of 2007, the Company’s consolidated net loss was $(2,441,000). The fourth quarter 2008 loss includes impairment charges recorded in December 2008 in the Residential Development Activities segment of approximately $9,708,000, which is greater than the impairment charge of $3,149,000 recorded in December 2007, each as more fully described below. Consolidated revenues for the three months ended December 31, 2008 and 2007 were $8,359,000 and $14,166,000, respectively. During the 2008 period, revenue was comprised of subscription revenue (from the Reis Services segment) of $6,411,000 and revenue from sales of residential units of $1,948,000. During the 2007 period, consolidated revenue was comprised of subscription revenue of $6,398,000 and revenue from sales of residential units of $7,768,000.

For the year ended December 31, 2008, the Company’s Reis Services segment reported subscription revenue of $25,851,000, pre-tax income of $5,938,000 and EBITDA of $11,541,000, all of which were records for the Company; however, the Company’s consolidated net loss was $(7,480,000).  For the year ended December 31, 2007, the Company’s consolidated pro forma net loss was $(12,154,000). The 2008 loss includes impairment charges in the Residential Development Activities segment of approximately $9,708,000, which is greater than an impairment charge of $3,149,000 in December 2007, each as more fully described below. Total revenues for the years ended December 31, 2008 and 2007 were $47,620,000 (actual) and $57,890,000 (pro forma), respectively. During the 2008 period, revenue was comprised of subscription revenue of $25,851,000 and revenue from sales of residential units of $21,769,000. During the 2007 pro forma period, revenue was comprised of subscription revenue of $23,668,000 and revenue from sales of residential units of $34,223,000.

The December 2008 impairment charges of $9,708,000 relate to two of the Company’s three projects in the Residential Development Activities segment and the 2007 impairment charge of $3,149,000 relates to one of our projects. The December 2008 impairment charges were, in general, the result of continuing deteriorating market conditions in the fourth quarter of 2008 and management’s expectations for the future. The December 2008 impairment charges also reflect a change in intent and a lowering of management’s expectations of sales prices with respect to the two properties as a result of the establishment of more aggressive and flexible pricing levels in an attempt to close on all of the remaining homes and lots during 2009. For the December 2007 calculation, the Company utilized assumptions in its discounted cash flow model that reflected the negative impact of the market conditions at that time and the negative effects on sales revenue, sales velocity, costs and the development plan. Further deterioration in market conditions, or other factors, may result in additional impairment charges in future periods.

Reis Services EBITDA and Revenue

Management uses EBITDA to monitor and assess Reis Services’s performance and believes it is helpful to investors in understanding Reis Services’s business (see Reconciliations of Net (Loss) Income to EBITDA and Adjusted EBITDA below). For the three months ended December 31, 2008, EBITDA for the Reis Services segment was $3,026,000, representing a 47.2% EBITDA margin and a 17.5% EBITDA growth rate over fourth quarter 2007 EBITDA of $2,575,000. For the year ended December 31, 2008, EBITDA for the Reis Services segment was $11,541,000, representing a 44.6% EBITDA margin and 35.6% EBITDA growth rate over 2007 pro forma EBITDA of $8,508,000.

The increase in EBITDA over the comparable 2007 periods is primarily the result of (i) the revenue growth of 0.2% and 9.2% for the three and twelve months ended December 31, 2008, respectively, over the 2007 comparable periods, (ii) a significant portion of the revenue growth translating directly to EBITDA growth as a result of our fixed cost structure (as demonstrated by the increase in EBITDA margin from 40.2% to 47.2% from the fourth quarter of 2007 to the fourth quarter of 2008 and an increase from 35.9% to 44.6% from the year ended December 31, 2007 (pro forma) to the 2008 annual period), (iii) as it relates to the annual comparison, higher expenses in the pro forma 2007 period as a result of accruals for other operational obligations of Private Reis that were not Merger related costs or costs of the merged entities and (iv) management’s implementation of cost control measures during 2008.

Revenue decreased slightly, by 1.7% from the third quarter of 2008 to the fourth quarter of 2008 and was basically flat between the fourth quarter of 2007 and 2008.  These results reflect a decline in the renewal rate in the fourth quarter of 2008, and separately, the net effect of price increases and decreases.  During the third and fourth quarters of 2008, contract price increases on renewals were constrained due to usage reductions at some large customers as well as budgetary pressures at our customers, predominantly in the banking industry.  We generally impose contractual restrictions limiting our immediate exposure to revenue reductions due to mergers and consolidations; however, this may be negatively impacted by bankruptcies of existing customers.  Our pricing model is based on actual and projected usage, and is generally not as susceptible to downturns as would be a model based upon individual user licenses.  However, we may be impacted by future consolidation among our customers and potential customers, as a result of their reduced usage or greater bargaining power, or in the event that customers enter bankruptcy or otherwise go out of business, as has occurred during the latter part of 2008.

On an annual basis, revenue increased $2,183,000 in the year ended December 31, 2008 over the pro forma year ended December 31, 2007, a 9.2% increase.  Historically, Reis Services has been able to grow revenue through new business as well as contract price increases in connection with renewals as evidenced by our year over year performance.  This amount was negatively impacted by the fourth quarter 2008 performance described in the preceding paragraph. In addition, as noted in our September 30, 2008 Form 10-Q and other quarterly filings, revenues in 2007 were positively impacted by additional special project and consulting work.  This amount was approximately $339,000 greater for the year ended December 31, 2007 than the amount recorded in the comparable annual 2008 period. If we compared total revenue in the aggregate for these two periods without the additional revenue from special project and consulting work, the growth in our primary subscription business would have been $2,523,000, or 10.8%.

Our largest customer accounted for 2.4% of Reis Services’s revenue for the year ended December 31, 2008. Our 24 largest customers in the aggregate accounted for 31.7% of Reis Services’s revenue in that period, of which 13 customers each accounted for greater than 1% of our revenue.

Despite the current dislocations in the financial markets, overall report usage grew from 2007 to 2008. Further, our overall annual renewal rate for the year ended December 31, 2008 was 88%, with a higher rate among our institutional customers at 90%. The sales force continues to have success in retaining customers by emphasizing the value of Reis SE, highlighting its ability to assist in risk analysis and management, as well as transaction support.

Lloyd Lynford, CEO of Reis stated, “Reis Services posted a record year for revenue and EBITDA, demonstrating again that our information is critical to commercial real estate professionals as they navigate this most difficult market. While our top line growth did slow in the latter part of the year, we believe that our introduction of innovative new products and our successful cost control efforts position the company well to reignite top line growth, and maintain our enviable EBITDA margin, as the economy and market recover.”

Consolidated Balance Sheet Information

At December 31, 2008, Reis had consolidated assets of approximately $120,438,000, including approximately $24,152,000 of cash and cash equivalents, approximately $46,770,000 of consolidated liabilities (including $12,121,000 of deferred revenue) and consolidated stockholders’ equity of approximately $73,667,000 or $6.70 per common share based upon 10,988,623 shares outstanding. Officers and directors of Reis beneficially own approximately 27.5% of the common shares outstanding.

Operational and Financial Highlights

Following are recent operational and financial highlights for Reis:

▪
In February 2009, launched Value AlertSM, an analytical tool that provides a quick measure of how previous commercial real estate value assumptions may need to be modified to reflect current economic realities.  The tool can be applied to a portfolio as an initial screen to identify assets that may warrant further scrutiny;

▪
In October 2008, launched Transaction AnalyticsSM, a tool that empowers commercial real estate investors and portfolio managers to identify sales and capital markets trends that are directly impacting the value of their assets;

▪	Reduced the interest rate spread over LIBOR an additional 0.5% on the Reis Services Bank Loan to 1.50% during the third quarter of 2008, which is the lowest rate allowable under that credit agreement;
▪
Reduced construction debt by $8,306,000 from the December 31, 2007 balance to $5,077,000 at December 31, 2008, which reduction includes the retirement of the Gold Peak construction debt in the third quarter and paydowns on the East Lyme construction loan during the year. The remaining $5,077,000 balance will be repaid by June 30, 2009;

▪	Reduced our liquidity requirement to $4,177,000 at December 31, 2008;
▪
Continued sales at our 259 unit Gold Peak project towards our goal of a complete sell-out in mid 2009 with an aggregate of 239 sales closed at December 31, 2008, including 19 and 54 sales in the quarter and year ended December 31, 2008, respectively; and

▪
In December 2008, instituted a stock repurchase plan, to repurchase up to $1,500,000 of Reis stock, and repurchased 2,400 shares at an average price of $3.66 per share through December 2008. Through February 28, 2009, the Company had repurchased an aggregate of 12,700 shares of common stock for $56,000 at an average price of $4.42 per share.

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, impairment losses on real estate assets and stock based compensation. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, senior management uses EBITDA and Adjusted EBITDA to measure operational and management performance. Management believes that EBITDA and Adjusted EBITDA are appropriate metrics that may be used by investors as supplemental financial measures to be considered in addition to the reported GAAP basis financial information to assist investors in evaluating and understanding the Company’s business from year to year or period to period, as applicable. Further, these measures provide the reader with the ability to understand our operational performance while isolating non-cash charges, such as depreciation and amortization expenses, as well as other non-operating items, such as interest income, interest expense and income taxes, and in the case of Adjusted EBITDA, isolates non-cash charges for impairment losses on real estate assets and stock based compensation. Management also believes that disclosing EBITDA and Adjusted EBITDA will provide better comparability to other companies in Reis Services’s type of business. However, investors should not consider these measures in isolation or as substitutes for net income, operating income, or any other measure for determining operating performance that is calculated in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. Reconciliations of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net income, follow for each identified period:

(amounts in thousands)
Reconciliation of Net (Loss) to EBITDA and Adjusted EBITDA for the Three Months Ended December 31, 2008	Reis Services	Residential Development Activities and Other*	Consolidated

Net (loss)			$(8,743)
Income tax (benefit)			(243)
Income (loss) before income taxes	$1,593	$(10,579)	(8,986)
Add back:
Depreciation and amortization expense	1,192	31	1,223
Interest expense (income), net	241	6	247
EBITDA	3,026	(10,542)	(7,516)
Add back:
Impairment loss on real estate assets	—	9,708	9,708
Stock based compensation expense, net	—	154	154
Adjusted EBITDA	$3,026	$(680)	$2,346

Reconciliation of Net (Loss) to EBITDA and Adjusted EBITDA for the Year Ended December 31, 2008	Reis Services	Residential Development Activities and Other*	Consolidated

Net (loss)			$(7,480)
Income tax (benefit)			(1,108)
Income (loss) before income taxes	$5,938	$(14,526)	(8,588)
Add back:
Depreciation and amortization expense	4,500	213	4,713
Interest expense (income), net	1,103	(485)	618
EBITDA	11,541	(14,798)	(3,257)
Add back:
Impairment loss on real estate assets	—	9,708	9,708
Stock based compensation expense, net	—	1,041	1,041
Adjusted EBITDA	$11,541	$(4,049)	$7,492

Reconciliation of Net (Loss) to EBITDA and Adjusted EBITDA for the Three Months Ended December 31, 2007	Reis Services	Residential Development Activities and Other*	Consolidated

Net (loss)			$(2,441)
Income tax (benefit)			(1,075)
Income (loss) before income taxes	$1,098	$(4,614)	(3,516)
Add back:
Depreciation and amortization expense	1,024	64	1,088
Interest expense (income), net	453	(354)	99
EBITDA	2,575	(4,904)	(2,329)
Add back:
Impairment loss on real estate assets	—	3,149	3,149
Stock based compensation benefit, net	—	297	297
Adjusted EBITDA	$2,575	$(1,458)	$1,117

Reconciliation of Pro Forma Net (Loss) to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the Year Ended December 31, 2007	Reis Services	Residential Development Activities and Other*	Consolidated
Pro forma net (loss)			$(12,154)
Income tax (benefit)			(1,142)
Income (loss) before income taxes	$1,944	$(15,240)	(13,296)
Add back:
Depreciation and amortization expense	4,301	256	4,557
Interest expense (income), net	2,263	(1,406)	857
EBITDA	8,508	(16,390)	(7,882)
Add back:
Impairment loss on real estate assets	—	5,889	5,889
Stock based compensation benefit, net	—	(875)	(875)
Adjusted EBITDA	$8,508	$(11,376)	$(2,868)

*		Includes Gold Peak, East Lyme, the Company’s other developments and corporate level income and expenses.

Residential Development Activities At December 31, 2008, the Company’s residential development activities and other investments were comprised primarily of the following:

▪
The 259 unit Gold Peak condominium development in Highlands Ranch, Colorado.  Sales commenced in January 2006 and 239 Gold Peak units were sold as of December 31, 2008, with an additional two units under contract with nominal down payments. Through March 11, 2008, an additional three units were closed.

▪
The Orchards, a single family home development in East Lyme, Connecticut, upon which the Company could build 161 single family homes on 224 acres. Sales commenced in June 2006 and an aggregate of 33 homes and lots (25 homes and eight lots) were sold as of December 31, 2008. At December 31, 2008, there were no East Lyme homes under contract and four homes, including the model, were in inventory.

▪
The Stewardship, a single-family home development in Claverack, New York, which is subdivided into 48 developable single-family home lots on 235 acres. Construction of two model homes, the infrastructure and amenities were substantially completed during 2008.

The following table presents Gold Peak and East Lyme sales information for the respective periods:

	For the Three Months Ended December 31,		For the Year Ended December 31,		Project Total Through December 31, 2008

	2008	2007	2008	2007
Gold Peak:
Number of units sold	7	18	54	77	239
Gross sales proceeds	$1,947,000	$6,238,000	$16,469,000	$24,226,000	$72,437,000

East Lyme:
Number of homes and lots sold (A)	—	2	14	14	33
Gross sales proceeds	$—	$1,530,000	$5,300,000	$9,797,000	$18,687,000

(A)	In September 2008, the Company completed the sale of eight partially improved lots, in a single transaction, to a regional homebuilder for $900,000. All of the transaction proceeds were used to partially repay the project’s construction loan.

During 2008, the Company made the decision to halt new home construction pending exploration of a bulk sale of lots at East Lyme and Claverack. In June 2008, the Company entered into a listing agreement authorizing a broker to sell the remaining lots at East Lyme. In September 2008, the Company sold eight partially improved East Lyme lots, in a single transaction, to a regional homebuilder. Separately, the Company is working with local and regional brokers related to the Claverack bulk sale initiative.  There can be no assurance that the Company will be able to sell any or all of the homes in inventory or the remaining lots, individually or in bulk, at acceptable prices, or within a specific time period, or at all.

Investor Conference Call

The Company will host a conference call on Monday, March 16, 2009, at 2:00 PM (EDT). This call is for the benefit of existing and prospective stockholders, stock analysts, and other interested parties to discuss the fourth quarter and annual 2008 results and other matters. The Company has a policy of not providing quarterly or annual guidance.

The U.S. dial-in number for this teleconference is (800) 860-2442.  The international dial-in number is (412) 858-4600.  A replay of the conference call will be available from shortly after the conference call through 5:00 PM (EDT) on June 16, 2009 by using U.S. dial-in number (877) 344-7529 and entering the following passcode: 428742# (international callers may use dial-in number (412) 317-0088 and use the same passcode).  An audio webcast of the conference call will be available on Reis’s website at www.reis.com/events and will remain on the website for a period of time following the call.

About Reis

The Company was formed through a May 2007 merger between Private Reis and Wellsford.  Reis carries on the businesses of Private Reis and Wellsford.

Private Reis was founded in 1980 as a provider of commercial real estate market information.  Reis maintains a proprietary database containing detailed information on commercial real properties in metropolitan markets and neighborhoods throughout the U.S.  The database contains information on apartment, office, retail and industrial properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

Reis’s flagship product is Reis SE, which provides web-browser based online access to information and analytical tools designed to facilitate both debt and equity transactions and ongoing evaluations.  In addition to trend and forecast analysis at metropolitan and neighborhood levels, the product offers detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates.  Reis SE is designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers and builders, banks and non-bank lenders, and equity investors, all of whom require access to information on both the performance and pricing of assets, including detailed data on market transactions, supply, absorption, rents and prices. This information is critical to all aspects of valuing assets and financing their acquisition, development and construction.

For more information regarding Reis’s products and services, visit www.reis.com.

Prior to the Merger, Wellsford was a public company operating as a real estate merchant banking firm which acquired, developed, financed and operated real properties and invested in private real estate companies. The Company’s primary operating activities immediately prior to the Merger were the development, construction and sale of its three residential projects and its approximate 23% ownership interest in Private Reis. The Company is seeking to exit the residential development business in order to focus solely on the Reis Services business.

Cautionary Statement Regarding Forward-Looking Statements

The Company makes forward-looking statements in this press release.  These forward-looking statements may relate to the Company’s or management’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Company’s business’s operations or performance. Specifically, forward-looking statements may include:

▪	statements relating to future services and product development of the Reis Services segment;

▪	statements relating to future sales of the Company’s real estate;

▪
statements relating to future business prospects, potential acquisitions, revenue, expenses, income, cash flows, valuation of assets and liabilities and other business metrics of the Company and its businesses, including EBITDA and Adjusted EBITDA; and

▪	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made certain assumptions. Future performance cannot be assured.  Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

▪	revenues may be lower than expected;

▪	the inability to retain and increase the Company’s customer base;

▪	additional adverse changes in the real estate industry and the markets in which the Company has property;

▪	inability to dispose of existing residential real estate development projects at expected prices or at all;

▪	competition;

▪	the inability to attract and retain sales and senior management personnel;

▪	difficulties in protecting the security, confidentiality, integrity and reliability of the Company’s data;

▪	changes in accounting policies or practices;

▪	legal and regulatory issues; and

▪
the risk factors listed under “Item 1A. Risk Factors” of the Company’s report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 13, 2009.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release.  Except as required by law, the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Press Contact:	Mark P. Cantaluppi Reis, Inc. Vice President, Chief Financial Officer (212) 921-1122

Financial Information

The following financial information should be read in conjunction with Reis’s consolidated financial statements and the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in Reis’s annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 13, 2009.

CONSOLIDATED BALANCE SHEETS (GOING CONCERN BASIS)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$24,151,720	$23,238,490
Restricted cash and investments	3,081,469	3,663,789
Receivables, prepaid and other assets	5,944,607	8,068,675
Real estate assets	7,137,636	20,731,762
Total current assets	40,315,432	55,702,716
Furniture, fixtures and equipment, net	1,737,430	2,257,045
Other real estate assets	—	6,040,204
Intangible assets, net of accumulated amortization of $5,981,961 and $1,967,608, respectively	23,161,695	25,353,030
Goodwill	54,824,648	54,824,648
Other assets	398,334	670,829
Total assets	$120,437,539	$144,848,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of loans and other debt	$189,136	$175,610
Current portion of Bank Loan	3,500,000	1,500,000
Construction payables	156,653	2,791,896
Construction loans payable	5,077,333	13,382,780
Accrued expenses and other liabilities	5,365,034	8,629,376
Reserve for option liability	55,830	527,034
Deferred revenue	12,120,997	13,262,114
Total current liabilities	26,464,983	40,268,810
Non-current portion of Bank Loan	19,250,000	22,750,000
Other long-term liabilities	988,716	816,741
Deferred tax liability, net	66,580	1,313,580
Total liabilities	46,770,279	65,149,131
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value per share, 101,000,000 shares authorized, 10,988,623 and 10,984,517 shares issued and outstanding, respectively	219,772	219,690
Additional paid in capital	100,384,302	98,936,084
Retained earnings (deficit)	(26,936,814)	(19,456,433)
Total stockholders’ equity	73,667,260	79,699,341
Total liabilities and stockholders’ equity	$120,437,539	$144,848,472

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GOING CONCERN BASIS)

	For the Three Months Ended December 31, 2008	For the Three Months Ended December 31, 2007	For the Year Ended December 31, 2008	Unaudited Pro Forma* For the Year Ended December 31, 2007	For the Period June 1, 2007 to December 31, 2007**

Revenue:
Subscription revenue	$6,411,015	$6,398,420	$25,851,168	$23,667,637	$14,615,126
Revenue from sales of residential units	1,947,902	7,767,527	21,769,898	34,222,743	21,751,781
Total revenue	8,358,917	14,165,947	47,621,066	57,890,380	36,366,907
Cost of sales:
Cost of sales of subscription revenue	1,355,052	1,260,717	5,474,273	5,108,134	2,920,286
Cost of sales of residential units	1,248,170	6,492,796	18,253,496	29,545,922	18,651,033
Impairment loss on real estate assets	9,708,000	3,148,932	9,708,000	5,889,316	3,148,932
Total cost of sales	12,311,222	10,902,445	33,435,769	40,543,372	24,720,251
Gross (loss) profit	(3,952,305)	3,263,502	14,185,297	17,347,008	11,646,656
Operating expenses:
Sales and marketing	1,143,219	1,587,933	5,139,526	5,984,229	3,349,804
Product development	471,317	453,338	1,907,518	1,715,271	971,058
Property operating expenses	366,011	310,112	1,167,642	1,082,102	746,122
General and administrative expenses	2,805,549	4,275,181	13,963,397	20,357,816	8,180,348
Total operating expenses	4,786,096	6,626,564	22,178,083	29,139,418	13,247,332
Total other income (expenses)	(248,306)	(153,346)	(595,595)	(1,503,339)	(428,500)
(Loss) before income taxes	(8,986,707)	(3,516,408)	(8,588,381)	(13,295,749)	(2,029,176)
Income tax (benefit)	(243,000)	(1,075,000)	(1,108,000)	(1,142,000)	(739,000)
Net (loss)	$(8,743,707)	$(2,441,408)	$(7,480,381)	$(12,153,749)	$(1,290,176)

Net (loss) per common share:
Basic	$(0.80)	$(0.22)	$(0.68)	$(1.12)	$(0.12)
Diluted	$(0.80)	$(0.22)	$(0.71)	$(1.12)	$(0.28)

Weighted average number of common shares outstanding:
Basic	10,986,292	10,984,517	10,984,963	10,880,122	10,983,526
Diluted	11,149,068	10,984,517	11,131,620	10,880,122	11,197,146

*
The unaudited pro forma combined statement of operations is presented as if the merger had been consummated, the proceeds from financing had been received, and the plan of liquidation had been terminated as of January 1, 2006. The pro forma combined statement of operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the merger been consummated, the proceeds from financing had been received and the plan of liquidation had been terminated as of January 1, 2006, nor does it purport to represent the future results of operations.

**	The Company returned to the going concern basis of accounting from the liquidation basis of accounting effective June 1, 2007.